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EXHIBIT 23.2    CONSENT OF MULDOON, MURPHY & FAUCETTE
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                                    CONSENT


         We hereby consent to the references to this firm and our opinions in the Registration Statement on Form SB-2 filed by Bay State Bancorp, Inc., and all amendments thereto and the Application for Conversion on the Form AC filed by Bay State Federal Savings Bank (the "Bank") and all amendments thereto, relating to the conversion of the Bank from a federally-chartered mutual savings bank to a federally-chartered stock savings bank, the concurrent issuance of the Bank's outstanding capital stock to Bay State Bancorp, Inc., a holding company formed for such purpose, and the offering of Bay State Bancorp, Inc.'s common stock.

                                    /s/   MULDOON, MURPHY & FAUCETTE




Dated this 13th day of
November, 1997